Exhibit 99.1

     FARO Technologies Reports 57% Increase In Sales In Second Quarter 2003

LAKE MARY, Fla., July 14 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported sales of approximately $16.2 million for the fiscal second quarter ended June 28, 2003, a 57.3% increase from $10.3 million in the second quarter of 2002.

(Photo: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )

Backlog at the calendar month end of June 30, 2003 was approximately $8.9 million, unchanged from the backlog at March 31, 2003.

The Company expects to issue its full earnings release for the second quarter of 2003 in early August.

About FARO

FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage(TM), Platinum and Titanium FaroArms(R), Control Station(R) measurement system, the Laser Tracker(R) and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at www.faro.com.